CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT ("Agreement") is made as of September 25, 2002, by and between PPOL, Inc. a California corporaiton (formerly Diversified Strategies, Inc. ("PPOL") and ECO2, LLC, a California limited liability company ("ECO2").

INTRODUCTION: PPOL acquired all of the stock of (hereinafter, referred to by its English translation AJOL Co., Ltd. or AJOL), a Japan corporaiton in a "reverse" stock acquisition transaction ("Transaction"). The former shareholders of AJOL, all of whom are located outside of the U.S., now own ninety-five percent (95%) of PPOL's common stock. PPOL now desires to maintain an operating office in the U.S. and to become a reporting public company in the U.S.

1. DESCRIPTION OF SERVICES. Beginning September 25, 2002, ECO2 will provide guidance to AJOL, regarding:

     a. corporate communications and investor relations in the U.S. and Japan;
     b. preparation and maintenance of English website;
     c. planning and preparation of annual report and shareholder's meeting;
     d. assisting PPOL's legal counsel and accountants with SEC and NASD filings;
     e. recruitment of outside directors;
     f. site selection and operation of its headquarters in the U.S.;
     g. assistance in translation of documents, however, PPOL shall be responsible for final translation; and
     h. such other business matters on which PPOL may request guidance (collectively "Services")

     PPOL acknowledges and agrees that ECO2 is not providing legal or accounting advice or services under this Agreement, and that all Services are subject to review by PPOL's legal, accounting, and other professional advisors. PPOL shall make all final decisions regarding any guidance provided by ECO2 under this Agreement.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by ECO2 shall be determined by ECO2. If requested by PPOL, ECO2 shall make quarterly visits to AJOL/PPOL's offices in Japan to report on the performances of its Services.

3. PAYMENT ECO2's fee for the Services is $30,000.00 per month. ECO2 shall be entitled to reimbursement for pre-approved expenses including travel expenses.

4. SUPPORT SERVICES. PPOL will provide ECO2 with office facilities and administrative support at its premises in Orange County, California.




                                  EXHIBIT 10.6

5. TERM/TERMINATION. This Agreement shall be effective for an initial term of twelve (12) months and shall be automatically renewed for successive terms of one year, unless either party provides at least 90 days written notice to the other party prior to the termination of the initial or any renewal term.

6. RELATIONSHIP OF PARTIES. ECO2 is an independent contractor with respect to PPOL, ECO2 is not PPOL's agent, and it has no authority to bind PPOL to any obligation or commitment, without PPOL's prior written consent.

7. CONFIDENTIALITY. Both parties agree that neither of them will, at any time, either directly or indirectly, use for its benefit, or for the benefit of any third party, any confidential information disclosed to it by the other party without the disclosing party's consent. The parties' confidentiality obligations will not apply to any information that: (a) becomes known to the general public without fault or breach on the part of the receiving party; (b) the disclosing party customarily provides to others without restriction on disclosures; or (c) the receiving party obtains from a third party without breach of any nondisclosure obligation and without restriction on disclosure. ECO2, however, shall have the right to disclose its participate in the Translation.

8.  HOLD HARMLESS AND INDEMNIFICATION.

    a. PPOL shall indemnify, defend, and hold harmless ECO2 nad its affiliates (and their respective control persons, directors, members, shareholders, officers, employees and agents) (collectively "ECO2") against any and all claims, losses, damages, liabilities costs and expenses, including but not limited to all reasonable fees and disbursements of counsel nad all reasonable travel and other out of pocket expenses incurred in connection with investigation, preparation, or defense of any pending or threatened claim (collectively "Damages") arising out of or related to this Agreement, including services rendered by ECO2 before the date of this Agreement, unless it is finally judicially determined that such Damages resulted primarily from the willful misconduct or gross negligence of ECO2.

     b. If the foregoing indemnity is unavailable, then PPOL shall contribute to amounts paid or payable by ECO2 in respect of such Damages in such proportion as appropriately reflects the relative benefits between PPOL and ECO2 in connection with the transactions to which such indemnification relates. If applicable law does not permit such allocation, then PPOL's aggregate contribution in respect of such Damages will not exceed ECO2's fees pursuant to this Agreement.

     c. The provisions of this paragraph 8 shall survive the termination of this Agreement without limitation.

9.   AMENDMENT.  This Agreement may only be amended in writing.


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                                  EXHIBIT 10.6
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10.  SEVERABILITY.  If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining providsions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

11. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement which shall be effective as of September 25, 2002.

                                        PPOL, Inc.
                                        a Calfornia corporation


                                        By:  /s/ Nobuo Takada
                                             ----------------
                                             Nobuo Takada
                                             Chief Executive Officer




                                        ECO2, LLC,
                                        a California limited liability company


                                        By:  /s/ Richard II. Izumi
                                             ---------------------
                                              Richard II. Izumi,
                                              Managing Director










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                                  EXHIBIT 10.6